EX-35.2
WASHINGTON MUTUAL BANK
OFFICER'S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

Re: The Amended and Restated Servicing Agreement dated as of November 1, 2006 (as amended, the "Agreement"), between Washington Mutual Bank, as Servicer and Luminent Mortgage Capital, Inc. as Owner with respect to Luminent Mortgage Trust 2007-1 ("Luminent 2007-1")(the "Securitization").


I, H. John Berens, a Senior Vice President of Washington Mutual Bank (the "Servicer"), certify to the Owner, the Depositor and the Master Servicer under the Securitization, the following for the 2007 fiscal year (the "Relevant Year"):


1. A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year.


Dated as of March 1, 2008.

/s/ H. John Berens
Name: H. John Berens
Title: Senior Vice President